EXHIBIT 99.1


               HAUSER AGREES TO SELL BOTANICALS EXTRACTS DIVISION
           -- Sale Subject to Overbid and Bankruptcy Court Approval --

     El Segundo, CA and Longmont, CO - October 23, 2003 -- Hauser, Inc. (OTCBB:HAUS) today said that it has agreed to sell the assets of its wholly owned subsidiary, Botanicals International Extracts, Inc., to Zuellig Botanicals, Inc., a subsidiary of Zuellig Group N.A., Inc. The Zuellig companies are 34% shareholders of Hauser and could own approximately 43% of the company if they exercise their outstanding warrants.

     The sale is subject to overbid and approval by the United States Bankruptcy Court, Central District of California, which could take up to 60 days. Hauser expects proceeds from the sale of between $8.2 million and $9.2 million, a part of which will be used to pay down a majority of the outstanding indebtedness of $8.6 million to Wells Fargo Bank, N.A., the company's senior secured creditor.

     Botanicals International Extracts manufactures, markets and distributes botanical extracts, dietary and nutritional supplements, nutraceuticals and vitamins. For the 12 months ended September 30, 2003, the subsidiary had approximately $27 million in sales, which represents more than 70% of Hauser's revenues.

     "We continue to look for strategic buyers of our remaining business units, including Hauser Contract Research," said Kenneth Cleveland, president and chief executive officer.

     On April 1, 2003, Hauser filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The sale of Botanicals International Extracts and the other contemplated sales are part of the company's reorganization plan.

     Hauser, headquartered in El Segundo, California and Longmont, Colorado, is a leading supplier of herbal extracts and nutritional supplements. Hauser also provides chemical engineering services and contract research and development. Hauser's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include: Botanicals International Extracts and the Hauser Contract Research Organization. Hauser also does business using the assumed name BI Nutraceuticals.

Certain statements of management of the company included in this news release and elsewhere may contain forward-looking statements within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management regarding agreements to sell or plans to sell business operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.



CONTACTS:

               Kenneth C. Cleveland
               President and Chief Executive Officer
               Hauser, Inc.
               (310) 648-7881

               Investors and News Media:
               Robert Jaffe/Cecilia Wilkinson
               PondelWilkinson MS&L
               (323) 866-6060
               investor@pondel.com